Exhibit 1
PERU COPPER INC.
Notice of Annual Meeting of Shareholders
NOTICE IS HEREBY GIVEN that the annual meeting (the “Meeting”) of shareholders of Peru Copper Inc. (the “Company”) will be held at the Pacific Room, Metropolitan Hotel, 645 Howe Street, Vancouver, British Columbia, Canada on May 11, 2006 at 9:00 a.m. (Vancouver Time) for the following purposes:
1.	to receive and consider the audited consolidated financial statements of the Company for the financial year ended December 31, 2005, together with the report of the auditors thereon;

2.	to elect directors of the Company for the ensuing year;

3.	to appoint PricewaterhouseCoopers LLP, Chartered Accountants, as auditors of the Company for the ensuing year and to authorize the directors to fix their remuneration;

4.	to transact such other business as may properly come before the Meeting or any adjournment thereof.
The specific details of the foregoing matters to be put before the Meeting are set forth in the management proxy circular (the “Circular”) accompanying this notice.
This notice is accompanied by an annual report containing the financial statements of the Company, the Circular, a form of proxy and a supplemental mailing list return card.
Shareholders who are unable to attend the Meeting in person are requested to complete, date and sign the enclosed form of proxy and to return it in the envelope provided for that purpose.
The Board of Directors of the Company has by resolution fixed the close of business on April 6, 2006 as the record date, being the date for the determination of the registered holders of common shares entitled to notice of and to vote at the Meeting and any adjournment or adjournments thereof.
Proxies to be used at the Meeting must be deposited with the Company, c/o the Company’s transfer agent, Computershare Trust Company of Canada, 100 University Avenue, 9th Floor, Toronto, Ontario M5J 2Y1 no later than 4:00 p.m. (Toronto time) on May 9, 2006, or no later than 48 hours (excluding Saturdays, Sundays and statutory holidays) prior to the date on which the Meeting or any adjournment thereof is held.
Non-registered shareholders who receive these materials through their broker or other intermediary are requested to follow the instructions for voting provided by their broker or intermediary, which may include the completion and delivery of a voting instruction form.
DATED at Vancouver, British Columbia this 31st day of March, 2006
BY ORDER OF THE BOARD
(Signed) Charles G. Preble
President and Chief Executive Officer